===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------
                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|  Preliminary Proxy Statement           |_|  Confidential, For Use of the
|X| Definitive Proxy Statement                  Commission Only (as permitted by
|_|  Definitive Additional Materials            Rule 14a-6(e)(2))
|_|  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                                 CAPTARIS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 |X| No fee required.
 |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


                            CALCULATION OF FILING FEE

============================================================================================================================
                                                           Per unit price or other
                                                              underlying value of         Proposed
     Title of each class of        Aggregate number of       transaction computed          maximum
      securities to which          securities to which       pursuant to Exchange     aggregate value of
      transaction applies:         transaction applies:          Act Rule 0-11:          transaction:        Total fee paid:
----------------------------------------------------------------------------------------------------------------------------

============================================================================================================================
 |_| Fee paid previously with preliminary materials.
----------------------------------------------------------------------------------------------------------------------------
 |_| Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by
     registration statement number, or the form or schedule and the date of its filing.
 (1) Amount Previously Paid: ______________________________________________________________________________________________
 (2) Form, Schedule or Registration Statement No.: ________________________________________________________________________
 (3) Filing Party: ________________________________________________________________________________________________________
 (4) Date Filed: __________________________________________________________________________________________________________

===========================================================================================================================

                                 [CAPTARIS LOGO]

                                  ------------
                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held on May 9, 2002
                                  ------------

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Captaris, Inc, will be held at The Bellevue Club Hotel, 11200 Southeast 6th Street, Bellevue, Washington, at 8:30 a.m., local time, on Thursday, May 9, 2002. Only shareholders who owned stock at the close of business on the record date, March 19, 2002, can vote at the annual meeting or any adjournments of the meeting that may take place. At the annual meeting we will ask you to

   (1) elect three directors to our board of directors to serve for a term as more fully described in the accompanying proxy statement and

   (2) transact any other business properly presented at the annual meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED DIRECTORS DESCRIBED IN THIS PROXY STATEMENT.

     All shareholders are cordially invited to attend the meeting in person.

     To assure your representation at the annual meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible, even if you plan to attend the annual meeting. A return envelope, which requires no postage, if mailed in the United States, is enclosed for this purpose. You may attend the annual meeting and vote in person even if you have previously returned your proxy card.

                                  By order of the Board of Directors,

                                  Jeffrey B. deCillia
                                  Senior Vice President, Chief Financial Officer and Secretary

Kirkland, Washington
April 15, 2002

--------------------------------------------------------------------------------
 Please note that attendance at our annual meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests.
--------------------------------------------------------------------------------

                                 CAPTARIS, INC.
                                  ------------
                                PROXY STATEMENT
                                 ------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     This proxy statement is furnished in connection with the solicitation by the board of directors of Captaris, Inc., of proxies for use at the annual meeting of shareholders to be held at The Bellevue Club Hotel, 11200 Southeast 6th Street, Bellevue, Washington, at 8:30 a.m., local time, on Thursday, May 9, 2002, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Our principal executive offices are located at 11410 N.E. 122nd Way, Kirkland, Washington 98034. It is expected that this proxy statement and accompanying proxy card will be mailed to shareholders on or about April 16, 2002.

Record Date and Outstanding Shares

     Only holders of record of our common stock at the close of business on March 19, 2002 are entitled to notice of and to vote at the annual meeting. On that date, there were 31,957,829 issued and outstanding shares of common stock.


Revocability of Proxies

     If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by

     o notifying the Secretary of Captaris in writing before the annual meeting;

     o delivering to the Secretary of Captaris before the annual meeting a signed proxy with a later date; or

     o  attending the annual meeting and voting in person.

Quorum and Voting

     A quorum for the annual meeting is a majority of the outstanding shares of common stock present, whether in person or by proxy, and entitled to vote, at the annual meeting.

     You are entitled to one vote for each share of common stock you hold. For the election of directors, the directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the annual meeting, will be elected to the board of directors. You are not entitled to cumulate votes in the election of directors.

     If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendation. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in the proxy statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the annual meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

     Abstention from voting on the election of directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. There can be no broker nonvotes on the election of directors since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to election of directors.

     If the annual meeting is postponed or adjourned for any reason, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation of Proxies

     We have retained Mellon Investor Services to aid in the solicitation of proxies. It is estimated that the cost of these services will be approximately $3,000, plus reasonable expenses. The cost of soliciting proxies will be borne by Captaris. Proxies may be solicited by personal interview, mail and telephone. In addition, Captaris may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone.

                         PROPOSAL: ELECTION OF DIRECTORS

     In accordance with the bylaws of Captaris, the board of directors has fixed the number of directors constituting the board at seven. The board of directors is divided into three classes, with one class of directors elected to a three-year term at each annual meeting of shareholders. At the annual meeting, three directors will be elected to hold office for a term of three years until our annual meeting of shareholders in 2005 and until a successor is elected and qualified. The board of directors has no reason to believe that the nominees named below will be unable to serve as directors. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for any substitute nominee selected by the board.

     Unless authority to do so is withheld, the persons named as proxies in the accompanying proxy card will vote FOR the election of the nominees listed below.

Nominees for Election

     BRUCE L. CROCKETT (age 57) was appointed to the board of directors in September 2001. Mr. Crockett has accumulated 30 years of experience in finance and general management in the banking, aerospace and telecommunications industries. Since March 2002, Mr. Crockett has served as Administrateur Delegue (equivalent to chief executive officer) and a member of the board of directors of Global Radio, S.A., a developer of satellite-direct digital radio services. Mr. Crockett has also served, since 1996, as Chairman of Crockett Technologies Associates, a strategic consulting and investment firm that provides services to the information technology and communications industries. From 1992 to 1996, he served as President, Chief Executive Officer and a Director of COMSAT Corporation, an international satellite and wireless telecommunications company. Mr. Crockett currently serves on the boards of directors of ACE Limited, an insurance company, AIM Management Group Inc., an investment company, Multicast Technologies, Inc., a Internet-based digital content delivery company, Para-Protect Services Inc., an information systems security and consulting services firm, and Teletronics International, Inc., a supplier of wireless broadband Internet hardware. Mr. Crockett is also a member of the Board of Trustees of the University of Rochester. Mr. Crockett holds an A.B. degree in geography and economics from the University of Rochester, an M.B.A. degree in finance from Columbia University, a B.S. degree in accounting from the University of Maryland and an Honorary J.D. degree from the University of Maryland.

     RICHARD J. LAPORTE (age 56) served as President and Chief Executive Officer of Captaris from 1990 until July 2000, and has been a director since 1990. He became Chairman of the Board in 1994. He has over 32 years of experience managing high-technology data processing, computer software and communications companies. Prior to joining Captaris, Mr. LaPorte served as President and Chief Executive Officer of Accountants Microsystems Inc. from 1985 to 1990, and as President and Chief Executive Officer of Gill Management Services, Inc. from 1981 to 1985. Prior to that, Mr. LaPorte held various senior management positions at Xerox Computer Services, a division of Xerox Corporation, where he served for 11 years.

     ROBERT L. LOVELY (age 64) has served as a director of Captaris since 1983. He currently serves as President and a director of The Lovely Corporation, a business development and management firm. From 1994 to 2000, Mr. Lovely served as Executive Vice President and Director of Travel Automation Systems Corporation, a software company. Mr. Lovely also owned a system of specialized travel agencies. Mr. Lovely is a director of Westar

Financial Services Incorporated, a publicly traded financial services company. Additionally, he was President, Chief Executive Officer and a director of Satellite Information Systems Co.; founder, general manager and director of Illuminet, Inc (now a part of VeriSign, Inc.); and founder, manager, Chief Executive Officer and director of Allied Data, a data processing services company. Mr. Lovely holds a B.A. degree in mathematics from Washington State University and an M.B.A. degree from Pacific Lutheran University.

     The Board of Directors recommends a vote FOR each nominee.

Continuing Directors -- Terms Expire in 2003

     DAVID P. ANASTASI (age 45) joined Captaris as President, Chief Executive Officer and a director in November 2000. From May to November of 2000, Mr. Anastasi served as President and Chief Executive Officer of Conversational Computing Corporation, a speech recognition technologies company. Prior to that, he was a founder, President and Chief Executive Officer of the Global Chipcard Alliance, a SmartCard consortium from 1999 to 2000. From 1994 to 1999, Mr. Anastasi served as Vice President and General Manager of the Public Access Solutions & Smart Card Division of US WEST. During his 20 years of experience, he has also held positions at Alcatel Business Systems and Warner Communications. Mr. Anastasi holds a B.S. degree in marketing management from Bentley College and a Masters degree with an emphasis in international management from the University of San Francisco.

     JAMES S. CAMPBELL (age 75) has served as a director of Captaris since 1991. Since 1987, Mr. Campbell has served as President of Management Partners International, a management consulting firm. Mr. Campbell also has served as President of Bookmaster., a plastics manufacturing company since 1995. Prior to 1987, Mr. Campbell served as Chairman, President and Chief Executive Officer of Fortune Systems Corporation, President of Shugart Corp., Founder and President of Xerox Computer Services and was a Corporate Vice President of Xerox. He holds a B.B.A. degree in business administration from the University of Wisconsin and attended the Graduate School of Business at Wisconsin.

Continuing Directors -- Terms Expire in 2004

     ROBERT F. GILB (age 56) has been a director of Captaris since 1998. He has been the President of Robert F. Gilb Strategic & Business Consulting, L.L.C. since May 1997. From 1992 to 1997, Mr. Gilb held several positions at Microsoft Corporation, including General Manager, Financial Analysis; General Manager, Finance; and General Manager, Worldwide Business Operations. From 1979 to 1992, Mr. Gilb was a partner with Arthur Andersen LLP in Seattle, Washington. In his capacity as a partner at Arthur Andersen, Mr. Gilb assisted clients in the computer software, biotech, retail and distribution industries, and provided services in international mergers and acquisitions and business process reengineering, among other financial and business consulting services. Mr. Gilb is an Associate Trustee to the Pacific Science Center in Seattle and is a member of the Seattle University Accounting Board of Advisors. Mr. Gilb has a B.S. degree in accounting from California State University, Long Beach.

     JOHN A. KELLEY, JR. (age 52) has been a director of Captaris since January 2001. Mr. Kelley has over 28 years of experience in the high-technology and communications industries. Since August 2001, he has served as President and Chief Operating Officer of McDATA Corporation, a computer networking hardware and software company. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc. from July 2000 to January 2001. Prior to that, he was Executive Vice President for US WEST from April 1995 to June 2000. Mr. Kelley serves on the board of directors of Polycom, Inc., a publicly traded communications equipment company, and he is chairperson of the board of directors of InRoads of Colorado, a not-for-profit mentoring program and a board member of the Women's Vision Foundation. Mr. Kelley received his B.S. degree in business from the University of Missouri, St. Louis.

Compensation of Directors

     Currently, Captaris pays nonemployee directors an annual retainer of $10,000 payable in quarterly installments. Captaris also pays each nonemployee director an attendance fee of $1,000 for attending board of directors meetings in person, and $500 for each telephonic board meeting, in addition to reimbursing them for reasonable expenses incurred in connection with attending such meetings. Committee meetings held separately are compensated at the same rates.

     All nonemployee directors also receive automatic stock option grants pursuant to our Nonemployee Directors Program under the 1989 Restated Stock Option Plan. The Nonemployee Directors Program provides for the automatic grant of an option to purchase 20,000 shares of common stock to each nonemployee director upon his or her initial election or appointment to the board of directors. In addition, each nonemployee director automatically receives the grant of an option to purchase 8,000 shares of common stock immediately following each annual meeting of shareholders. The exercise price for the options is the fair market value of our common stock on the date of grant. Each option vests one year after it is granted and expires 10 years from the date of grant or, if earlier, 12 months after the director's termination of service with Captaris, the director's death or the director's total disability. In the event of certain corporate transactions, such as a merger, sale or liquidation of Captaris, each outstanding option will accelerate in full in connection with the event.

Information on Compensation Committee and Audit Committee of the Board of Directors and Meetings

     The compensation committee establishes salaries, incentives and other forms of compensation for our directors, officers and other key employees, administers the 1989 Restated Stock Option Plan, the 2000 Non-Officer Employee Stock Compensation Plan and recommends policies relating to benefit plans. Until March 2001, the compensation committee consisted of Robert F. Gilb, Robert L. Lovely and William L. True. Mr. True resigned from the board of directors and compensation committee in March 2001, and Richard J. LaPorte joined the compensation committee in May 2001. The compensation committee held 11 meetings in 2001.

     The audit committee reviews our accounting practices, internal accounting controls and financial results and oversees the engagement of our independent auditors. The audit committee consists of James S. Campbell, John A. Kelley, Jr. and Robert F. Gilb. The audit committee, which until May 2001 was comprised of James S. Campbell, Robert F. Gilb and Robert L. Lovely, held six meetings in 2001.

     During 2001, there were ten meetings of the board of directors. Each board member participated in at least 75% of the aggregate of the meetings of the board and of each committee of which he was a member.

Compensation Committee Interlocks and Insider Board Participation

     Our compensation committee currently consists of Messrs. Gilb, LaPorte and Lovely. Mr. LaPorte served as our President and Chief Executive Officer from 1990 until July 2000. None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our board of directors or compensation committee.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table summarizes certain information regarding the beneficial ownership of our common stock as of March 15, 2002 for

     o our Chief Executive Officer during 2001;

     o our top five most highly compensated individuals (other than our Chief Executive Officer) who served as executive officers in 2001 and whose compensation exceeded $100,000 in 2001;

     o each of our directors;

     o all our directors and executive officers as a group; and

     o each person or group that we know owns more than 5% of our common stock.


     Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission ("SEC") and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of

March 15, 2002 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

                                                                                     Shares of
                                                                                    Common Stock
                                                                                 Beneficially Owned
                                                                              -------------------------
Name of Beneficial Owner                                                        Number       Percent(1)
------------------------                                                        ------       ----------
Executive Officers and Directors
David P. Anastasi (2) ....................................................      274,623            *
David Sohm (3) ...........................................................      103,062            *
Randall J. Ottinger (4) ..................................................       87,500            *
Jeffrey B. deCillia (5) ..................................................       58,999            *
Richard J. LaPorte (6) ...................................................      792,382          2.4%
James S. Campbell (7) ....................................................       59,200            *
Bruce L. Crockett (8) ....................................................       20,000            *
Robert F. Gilb (9) .......................................................       50,500            *
John A. Kelley Jr. (10) ..................................................       20,000            *
Robert L. Lovely (11) ....................................................      108,800            *
Max V. Anhoury (12) ......................................................      120,000            *
Thomas A. Ryan (13) ......................................................       55,168            *
All directors and current executive officers as a group (16 persons) (14)     1,888,214          5.6%
Other Principal Shareholders
Berger Small Cap Value Fund (15) .........................................    2,400,000          7.5%
 210 University Boulevard, Suite 900
 Denver, CO 80206
Perkins, Wolf, McDonnell & Company (16) ..................................    3,663,000         11.5%
 310 South Michigan Ave. NW, Suite 2600
 Chicago, IL 60604
State of Wisconsin Investment Board (17) .................................    2,200,000          6.9%
 P.O. Box 7842
 Madison, WI 53707


------------

*    Less than 1%

(1)  Based on 31,957,829 outstanding shares as of March 15, 2002.

(2) Includes 265,623 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

(3) Includes 102,380 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

(4) Consists of 87,500 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

(5) Includes 48,999 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

(6) Includes 735,766 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

(7) Includes 24,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

(8) Consists of 20,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

(9) Includes 30,500 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

(10) Consists of 20,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

(11) Includes 48,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

(12) Consists of 120,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002. Mr. Anhoury served as an executive officer of Captaris until November 2001, and his employment with us terminated on December 31, 2001.

(13) Includes 37,500 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002. Mr. Ryan's employment with Captaris terminated on January 11, 2002.

(14) Includes 1,660,489 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2002.

(15) Based on Schedule 13G filed with the SEC on February 13, 2002, Berger Small Cap Value Fund beneficially owns 2,400,000 shares, and voting and dispositive power as to those shares is shared with certain of its affiliates.

(16) Based on Schedule 13G filed with the SEC on February 25, 2002, Perkins, Wolf, McDonnell & Company beneficially owns 3,663,000 shares, and voting and dispositive power as to those shares is shared with certain of its affiliates.

(17) Based on Schedule 13G filed with the SEC on February 11, 2002, State of Wisconsin Investment Board has sole voting and dispositive power over these shares.

                               EXECUTIVE OFFICERS

     Individuals serving as our executive officers and their ages as of March 15, 2002 are as follows:

                                                                                          Officer
             Name                Age                      Position                         Since
             ----                ---                      --------                         -----
David P. Anastasi ............   45    President, Chief Executive Officer and Director     2000
David Sohm ...................   52    President of MediaLinq Services Group               1999
Randall J. Ottinger ..........   44    Senior Vice President of                            1998
                                       Corporate Development and Strategy
Jeffrey B. deCillia ..........   42    Senior Vice President, Chief Financial Officer      2000
                                       and Secretary
Christopher L. Davis .........   47    Senior Vice President of Global Marketing           2001
Steven D. Rishel .............   50    Senior Vice President of Operations                 2001
Matthias M. Scheuing .........   36    Senior Vice President of Global Field Operations    2002
Joseph A. Staples ............   42    Senior Vice President of Corporate Marketing        2001
                                       and Organizational Development

     For Mr. Anastasi's biographical summary, see "Proposal: Election of Directors."

     Mr. Sohm joined Captaris in April 1999, upon our acquisition of MediaTel Corporation, and he currently serves as President of our MediaLinq Services Group. From March 2001 to January 2002 he also served as acting Senior

Vice President of International Field Operations. Prior to joining Captaris, Mr. Sohm was MediaTel's Vice President of Sales and Marketing from 1997 to 1999. Prior to that, from 1996 to 1997, Mr. Sohm served as Vice President of Products at Ramco Systems Corporation, a start-up company providing client-server, enterprise wide software. Mr. Sohm holds post-graduate degrees from the Stanford University AEA Executive Program and University of Wisconsin Masters in Computer Science program. Mr. Sohm also graduated cum laude from Occidental College with a B.A. degree in mathematics.

     Mr. Ottinger joined Captaris in June 1998 as President of our Computer Telephony Software Products Group. He is now our Senior Vice President of Corporate Development and Strategy and is responsible for activities relating to partnerships. Prior to joining Captaris, Mr. Ottinger was Senior Vice President of Marketing and Business Development for Richter Systems, Inc., an enterprise software company, from 1997 to 1998. Prior to that, from 1995 to 1997, he served as President and Senior Vice President of Sales and Marketing of GlobalTel Resources, Inc., a company selling private voice and data network services to large corporations. Mr. Ottinger has also held key executive management positions at Egghead.com, Inc. and the Claircom business unit of McCaw/AT&T Wireless. Mr. Ottinger earned a B.A. degree in industrial psychology from Cornell University and an M.B.A. degree from Harvard Graduate School of Business.

     Mr. deCillia has served as Senior Vice President and Chief Financial Officer since July 2000 and as our Secretary since March 2001. He is responsible for the accounting and treasury functions, investor relations, human resources and other administrative functions throughout Captaris. From 1999 to 2000, he served as our Senior Vice President of Finance and Administration. From 1998 until the company was sold in 1999, Mr. deCillia was Chief Financial Officer for Cartia, Inc., a software company specializing in informational mapping solutions for enterprise customers. Prior to that, from 1996 to 1998, he was Chief Financial Officer for Teltone Corporation, a publicly traded telecommunications company that delivers software solutions to call centers. From 1994 to 1996, Mr. deCillia was the Director of Finance for AccessLine Technologies Inc., a telecommunications software company. Mr. deCillia, a certified public accountant, earned his B.A. degree in accounting from the University of Washington.

     Mr. Davis joined Captaris in August 2001 as our Senior Vice President of Global Marketing. His responsibilities include the oversight of both domestic and international product marketing efforts. Prior to joining Captaris, Mr. Davis served as Executive Vice President, Asia Pacific, of Spotcast Communications, Inc., a mobile media technologies company, from 1997 to 2000. From 1991 to 1997, he served as Vice President, Marketing & Sales of COMSAT Mobile Communications, a telecommunications company. Mr. Davis holds an M.S. degree in interactive telecommunications from New York University and a B.S. degree in business administration from Villanova University.

     Mr. Rishel has served as our Senior Vice President of Operations since January 2002. Prior to this position, Mr. Rishel has served Captaris in various capacities since 1988, including as Manager of Operations and Director of Product Applications. From February to December 2001, Mr. Rishel served as Senior Vice President of Global Services. From July 2000 to January 2001, Mr. Rishel served as Senior Vice President of Customer Process Development, and as Vice President of Operations from 1995 to July 2000.

     Mr. Scheuing joined Captaris in January 2002 as its Senior Vice President of Global Field Operations. Prior to joining Captaris, Mr. Scheuing served as President and Chief Executive Officer of Conversational Computing Corporation, a speech recognition technologies company, from February 2001 to January 2002, and as Executive Vice President, Sales and Marketing of that company from July 2000 to February 2001. Prior to joining Conversational Computing Corporation, Mr. Scheuing served as Vice President, Marketing at US WEST/Qwest's Small Business Group from January 1999 to July 2000, and in other positions with US WEST from 1994 to 1997. Mr. Scheuing holds a B.B.A. degree in finance and marketing and an M.B.A. degree in marketing and information systems from Texas Christian University.

     Mr. Staples joined Captaris in 1996 as our Senior Vice President of Worldwide Marketing. In June 2000, Mr. Staples was promoted to the position of Senior Vice President of Corporate Marketing and Program Development and was responsible for overseeing the launch of our wireless communications solution and the management of the integration of Infinite Technologies, which was acquired by Captaris in January 2001. In March 2001, Mr. Staples became our Senior Vice President of Emerging Technologies. In January 2002, Mr. Staples became our Senior Vice President of Corporate Marketing and Organizational Development. Prior to joining Captaris in February 1996, Mr. Staples was Vice President of Marketing at Callware Technologies, Inc. from 1994 to 1996. Prior to that, he was Senior Product Marketing Manager for Novell, Inc. Mr. Staples holds a B.A. degree in business administration from the University of Phoenix.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table provides information concerning the compensation received for services rendered to Captaris in all capacities for the years ended December 31, 2001, 2000 and 1999 by our Chief Executive Officer and each of the five other most highly compensated executive officers whose total salary and bonus exceeded $100,000.

                                                                            Long-Term
                                                                           Compensation
                                            Annual Compensation               Awards
                                    -----------------------------------   -------------
                                                                           Securities
                                                                           Underlying           All Other
Name and Principal Position          Year     Salary ($)     Bonus ($)     Options (#)     Compensation ($)(1)
---------------------------------   ------   ------------   -----------   -------------   --------------------
David P. Anastasi (2) ...........    2001      $300,000       $78,750             --            $  2,625
 President & Chief Executive         2000        38,653        75,000        750,000                  --
 Officer
David Sohm (3) ..................    2001       230,842        66,000        155,000               2,625
 President of MediaLinq              2000       241,375            --         50,000               2,625
 Services Group                      1999       201,286        61,801        360,000                  --
Randall J. Ottinger (4) .........    2001       222,000        53,125        250,000               2,625
 Senior Vice President of            2000       257,083            --             --               2,578
 Corporate Development               1999       206,250        97,658         20,000               5,000
 and Strategy
Jeffrey B. deCillia .............    2001       205,000        40,625         90,000               2,625
 Senior Vice President,              2000       163,750        20,276        220,000               2,625
 Chief Financial Officer and         1999        85,737        15,000         60,000               5,000
 Secretary
Max V. Anhoury (5) ..............    2001       229,446        86,825        193,333             212,187
 Former Senior Vice President of     2000       221,458            --             --               2,625
 North American Field Operations     1999       146,666        73,024        220,000             175,000
Thomas A. Ryan (6) ..............    2001       200,000        36,750             --               2,500
 Former Chief Technical Officer      2000        31,642            --        150,000                  --
                                     1999       175,000        35,515        120,000             100,000

------------

(1) Except as otherwise noted below, consists of matching contributions to the Captaris 401(k) plan.

(2)  Mr. Anastasi joined Captaris in November 2000.

(3) The amounts listed under "Salary" for 2000 and 1999 include sales commissions of $28,875 and $5,661, respectively.

(4) The amount listed under "Salary" for 2000 includes sales commissions of $37,500.

(5) Mr. Anhoury served as an executive officer of Captaris until November 2001, and his employment with us terminated on December 31, 2001. The amounts listed under "Salary" for 2001 and 2000 include sales commissions of $11,478 and $46,458, respectively. The amount listed under "All Other Compensation" for

     2001 consists of $2,625 of 401(k) matching contributions and $209,562 of accrued vacation and severance payments in connection with the termination of Mr. Anhoury's employment. The amount listed under "All Other Compensation" for 1999 includes a $170,000 relocation fee.

(6) Mr. Ryan's employment with Captaris terminated on January 11, 2002. Mr. Ryan joined Captaris in April 1999 in connection with our acquisition of MediaTel Corporation. The amount listed under "All Other Compensation" for 1999 consists of a retention bonus paid to Mr. Ryan following the MediaTel acquisition. Mr. Ryan's initial employment with Captaris terminated in January 2000 and he rejoined Captaris in December 2000.

Option Grants in Fiscal Year 2001

     The following table provides information regarding stock options granted to the individuals listed in the Summary Compensation Table during the fiscal year ended December 31, 2001.

                                                        Individual Grants                             Potential Realizable
                                ----------------------------------------------------------------        Value at Assumed
                                    Number of          Percent of                                      Annual Rates of Stock
                                    Securities        Total Options                                    Price Appreciation for
                                    Underlying         Granted to                                        Option Term ($)(3)
                                     Options          Employees in       Exercise     Expiration   --------------------------
Name                              Granted (#)(1)     Fiscal Year(2)     Price ($)        Date          5%           10%
-----------------------------   -----------------   ----------------   -----------   -----------   -----------   ------------
David P. Anastasi ...........          -0-                  --               --              --           --            --
David Sohm ..................      155,000 (4)             5.9%           $2.11       7/11/2006     $ 90,357     $ 199,667
Randall J. Ottinger .........      250,000 (5)             9.5%           $2.11       7/11/2006      145,738       322,044
Jeffrey B. deCillia .........       90,000 (6)             3.4%           $2.11       7/11/2006       52,465       115,935
Max V. Anhoury ..............       93,333 (7)             3.5%           $2.11       7/11/2006       54,408       120,229
                                   100,000 (8)             3.7%           $6.70       1/23/2011      421,359     1,067,807
Thomas A. Ryan ..............          -0-                  --               --              --           --            --

------------

(1) Except as described in note 8 below, these options were granted as part of an option exchange program in which eligible employees who held options with an exercise price greater than $10.00 per share were offered the opportunity to tender their existing options for cancellation and receive new options at a lower exercise price to purchase fewer shares of our common stock than the options that were exchanged and cancelled. At the close of the tender offer pursuant to which this exchange was made, we cancelled options to purchase an aggregate of 3,125,620 shares of common stock and granted new options to purchase an aggregate of 1,298,284 shares of common stock. The options listed in the table vest on a three-year schedule, with 25.0% of the options becoming exercisable six months after the grant date and an additional 2.5% becoming exercisable each month thereafter until the options are fully vested three years after the grant date, subject to the terms and limitations of the 1989 Restated Stock Option Plan. The options expire five years from the date of grant, unless cancelled earlier as a result of termination of employment. The exercise price of the options is the fair market value of our common stock on the grant date. These options were granted as nonqualified stock options.

(2) We granted stock options to purchase 2,638,411 shares of our common stock to employees and officers in 2001, including the stock options to purchase 1,298,284 shares of our common stock granted pursuant to the option exchange program described in note 1 above.

(3) The potential realizable value represents amounts, net of exercise price before taxes, which may be realized upon exercise of the option immediately prior to the expiration of the term assuming stock price appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

(4) Issued in exchange for the cancellation of options to purchase an aggregate of 410,000 shares of common stock as set forth in the "Option Repricing" section of the Compensation Committee Report on Executive Compensation.

(5) Issued in exchange for the cancellation of options to purchase an aggregate of 510,000 shares of common stock as set forth in the "Option Repricing" section of the Compensation Committee Report on Executive Compensation.

(6) Issued in exchange for the cancellation of options to purchase an aggregate of 240,000 shares of common stock as set forth in the "Option Repricing" section of the Compensation Committee Report on Executive Compensation.

(7) Issued in exchange for the cancellation of options to purchase an aggregate of 220,000 shares of common stock as set forth in the "Option Repricing" section of the Compensation Committee Report on Executive Compensation.

(8) This option is a nonqualified stock option granted under the 1989 Restated Stock Option Plan. The exercise price of the option is the fair market value of our common stock on the date of grant, and it vests on a four-year schedule, with 25.0% of the options becoming exercisable 12 months after the grant date and an additional 2.08333% becoming exercisable each month thereafter, subject to the terms and limitations of the 1989 Restated Stock Option Plan.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table sets forth information regarding options held as of December 31, 2001 by each of the executive officers listed in the Summary Compensation Table. None of these executive officers exercised options in 2001.


                                     Number of Securities
                                    Underlying Unexercised             Value of Unexercised
                                        Options Held at              In-the-Money Options at
                                     December 31, 2001 (#)           December 31, 2001 ($)(1)
                                -------------------------------   ------------------------------
Name                             Exercisable     Unexercisable     Exercisable     Unexercisable
-----------------------------   -------------   ---------------   -------------   --------------
David P. Anastasi ...........      203,124          546,876           $   --         $     --
David Sohm ..................       48,130          155,000            8,781          237,150
Randall J. Ottinger .........           --          250,000               --          382,500
Jeffrey B. deCillia .........       14,166          115,834               --           74,406
Max V. Anhoury ..............      120,000               --               --               --
Thomas A. Ryan ..............       37,500          112,500               --               --

------------

(1) Amounts are based on the fair market value of Captaris common stock on December 31, 2001, as reported on the Nasdaq National Market, which was $3.64. There is no guarantee that if and when these options are exercised they will have this value. An option is "in-the-money" if the fair market value of the underlying shares exceeds the exercise price of the option.

Employment Contracts, Termination of Employment and Change-of-Control
Arrangements

     Anastasi Employment Agreement. Captaris entered into an employment agreement with David P. Anastasi, President and Chief Executive Officer, dated October 26, 2000. The employment agreement established Mr. Anastasi's initial base salary, provided for an annual bonus based on the achievement of personal and financial objectives agreed upon by the compensation committee and Mr. Anastasi, and provided for an initial option grant to Mr. Anastasi. Under the employment agreement, Mr. Anastasi is entitled to a bonus of at least 25% of his base salary if all specified individual performance-related objectives are met and an additional annual cash bonus under the Captaris Management Incentive Compensation Plan ("MICP") of up to at least 25% of his base salary for the given year. Mr. Anastasi is also entitled to participate in such benefit plans as are generally available to Captaris' executive officers. In the event Mr. Anastasi is terminated without cause or resigns for good reason (each as defined in the employment agreement), he is entitled to receive:

     o the lesser of 12 months of annual base salary or that amount of salary he would have earned for the duration of the employment agreement;

     o the amount of any bonus that has been earned by Mr. Anastasi prior to the date of his termination; and

     o benefits for a period of 12 months from the date of termination.

     The employment agreement will expire on December 31, 2004, unless terminated earlier. Thereafter, the employment agreement is automatically extended on each January 1 for consecutive one-year terms unless Mr. Anastasi is terminated, or Captaris or Mr. Anastasi provides 90 days' prior written notice to the other party of its intent not to renew the agreement.

     Anhoury Employment Agreement and Transitional Employment Agreement. Captaris entered into an employment agreement with Max Anhoury, dated January 1, 2001. The employment agreement established Mr. Anhoury's base salary, provided for a bonus based on the achievement of personal objectives and the achievement of company financial objectives under the MICP. The employment agreement also provided for the grant of a stock option to purchase 100,000 shares of our common stock. In the event Mr. Anhoury was terminated without cause or if he terminated his employment with us during the term of the employment agreement for any reason after July 1, 2001, the agreement provided that Mr. Anhoury would be entitled to receive a $175,000 termination payment. The term of the employment agreement was through December 31, 2001. In September 2001, Mr. Anhoury delivered written notice of his intent to terminate his employment with Captaris. We agreed to a transitional employment plan, pursuant to an agreement dated December 1, 2001, in which Mr. Anhoury would cease working at a full-time level on November 30, 2001 and remain with Captaris on a reduced time basis through December 31, 2001, at which time his resignation would be effective. The transitional employment agreement established Mr. Anhoury's December 2001 base salary and provided for continued payment, to the extent earned, of his individual performance and MICP bonuses. Mr. Anhoury's employment with Captaris terminated on December 31, 2001, and he was paid the $175,000 termination payment under the January 1, 2001 employment agreement. The transitional employment agreement includes noncompetition and nonsolicitation provisions that apply to Mr. Anhoury through December 2002.

     Executive Officer Severance Policy. We maintain a policy pursuant to which our executive officers are entitled to receive a lump sum severance payment equal to six months annual base salary upon termination their employment by Captaris without cause.

     1989 Restated Stock Option Plan. In the event of certain corporate transactions, such as a merger or sale of Captaris, each outstanding stock option under, or governed by the terms of, Captaris' 1989 Restated Stock Option Plan will automatically accelerate and become 100% vested and exercisable in connection with the transaction.

     1994 Nonemployee Director Stock Option Plan. As of December 31, 2001, stock options to purchase 48,000 shares of our common stock were outstanding under Captaris' 1994 Nonemployee Director Stock Option Plan. No additional options will be granted under this plan and future grants to nonemployee directors will be made pursuant to the Nonemployee Directors Program under the 1989 Restated Stock Option Plan. In the event of certain corporate transactions, such as a sale of substantially all of our assets, or a merger or sale of our outstanding stock that results in more than 80% of the outstanding voting shares of Captaris being held by another corporation or entity, each outstanding option under the 1994 plan will automatically accelerate and become 100% vested and exercisable for a period of 20 days prior to the effective date of the transaction, after which time the options will terminate.

     2000 Non-Officer Employee Stock Compensation Plan. In the event of certain corporate transactions, such as a merger or sale of Captaris, each outstanding stock option under, or governed by the terms of, Captaris' 2000 Non-Officer Employee Stock Compensation Plan will automatically accelerate and become 100% vested and exercisable in connection with the transaction.

Compensation Committee Report on Executive Compensation

     The compensation committee consists of Robert F. Gilb, Richard J. LaPorte and Robert L. Lovely, each of whom is a nonemployee director. The committee is responsible for establishing and administering compensation policies and programs for our executive officers. This report reflects our compensation philosophy.

     Captaris' executive compensation program has been designed to ensure that compensation provided to executive officers is closely aligned with Captaris' business objectives and financial performance, and to enable Captaris to attract and retain those executive officers who contribute to our long-term success.

     Our executive compensation consists of three components: base salary, annual cash bonus and long-term incentive awards. The compensation committee establishes each executive's compensation package by considering

     o the salaries of executive officers in similar positions in companies in the same industry as Captaris and in related industries;

     o the experience and contribution levels of the individual executive officer; and

     o  Captaris' financial performance.

     The compensation committee also relies on the recommendations of the Chief Executive Officer in matters related to the individual performance of the other executive officers because the committee believes that the Chief Executive Officer is the most qualified to make this assessment.

Executive Officer Compensation

     The Chief Executive Officer annually recommends executive officer compensation programs to the compensation committee after the board of directors has approved the annual operating plan. Individual base salaries are based on historical practice, subjective evaluation of individual performance levels and contributions to Captaris' business objectives, as well as comparisons to the salaries of executive officers in similar positions in companies in the same industry as Captaris and in related industries as determined from surveys obtained from various sources. The companies in the surveys reviewed include some, but not all, of the companies that comprise the S&P Smallcap 600 -- Application Software Index shown in the performance graph following this report. For certain executive officers, initial base salary is also established by the executive officer's employment agreement with Captaris.

     Annual Cash Bonus Awards. For 2001, each executive officer (and other key employees) was entitled to earn annual cash bonus incentive awards pursuant to the following programs:

     o Individual Performance Awards. Each executive had the potential to earn an additional cash bonus award based on the achievement of individual performance-related goals within the executive's area of responsibility. Generally, each executive was assigned between four and eight performance-related goals, which could be quantitative and qualitative, with a portion of the total individual performance bonus target amount assigned to each goal.

     o Management Incentive Compensation Plan (MICP). Potential awards under the MICP for 2001 were based on the achievement of Captaris' revenue and operating loss goals for 2001, as approved in the annual operating plan. If Captaris had achieved 100% of the revenue and operating loss goals, the target bonus amount for each executive officer would have been paid in full. The MICP provided that if Captaris did not achieve 100% of the revenue and operating loss goals, no MICP awards would be paid. Bonus amounts in excess of the target bonus amount could have been earned if Captaris had achieved greater than 100% of the revenue and operating loss goals.

The combined target amount for awards from the two programs averaged 42% of each executive officer's base salary earned in 2001, and was generally split evenly between the achievement of individual performance goals and the MICP.

     Our executive officers earned an aggregate of $379,250 in individual performance awards for 2001, with each award averaging 84% of the targeted individual performance award amount for each executive officer.

     In 2001, Captaris achieved 99.9% of the revenue goal and achieved an operating loss that was $3,107,000 greater than the operating loss goal, which was not sufficient to trigger payment of the MICP awards. However, the compensation committee, after review and approval of the full board of directors, concluded to deviate from the formula of the plan, and make reduced MICP awards. The committee and board wanted to award management for essentially achieving the revenue goal in spite of the events of September 11, 2001 and related impact on the economy. As a result, MICP awards were awarded as follows: Each executive officer (and other participants under the MICP) was awarded 25% of his target total MICP award in cash and 50% of the value of his total target MICP award as an option to purchase shares of Captaris' common stock. The number of shares subject to each option was determined under the Black-Scholes method of valuation. Under this program, Captaris paid an aggregate of $108,917 in cash bonuses to executive officers and granted options to purchase an aggregate of 58,045 shares with an exercise price of $3.65 per share, the fair market value on the date of grant. The stock options were granted in January 2002

     Stock Options. The compensation committee also grants stock options to executive officers to provide long-term incentives that are aligned with the creation of increased shareholder value over time. In determining the size of the grants, the compensation committee considers the amount and value of options currently held, but it focuses primarily on the executive's past and likely continued contribution to Captaris, as well as the executive's relative position within Captaris. Although the compensation committee does not have a target ownership level for common stock holdings by executives, the compensation committee's objectives are to enable such persons to develop and maintain a significant long-term ownership position in the common stock. Captaris has generally awarded options to executive officers at the time of employment and promotion, and at discretionary intervals thereafter (generally on an annual basis).

     Options typically are granted with exercise prices at least equal to the fair market value on the date of grant. In 2001, we granted options to purchase an aggregate of 190,000 shares of common stock to our two newly appointed executive officers and granted an option to purchase 100,000 shares of common stock to Max Anhoury pursuant to his employment agreement described in this proxy statement under the heading "Employment Contracts, Termination of Employment and Change-of-Control Arrangements." We also made grants to our existing officers solely under an option exchange program described below under the heading "Option Repricing." As noted above, a portion of each executive officer's 2001 MICP bonus award was paid in the form of stock options granted in 2002.

Compensation of the Chief Executive Officer

     David Anastasi joined Captaris as its President and Chief Executive Officer in November 2000. Mr. Anastasi's compensation for 2001 was established, in part, in his employment agreement, which is more fully described in this proxy statement under the heading "Employment Contracts, Termination of Employment and Change-of-Control Arrangements." Mr. Anastasi's annual base salary for 2001 was $300,000, which did not represent an increase in base salary over 2000. Like all executive officers, Mr. Anastasi participates in the MICP and individual performance awards program. His aggregate targeted bonus opportunity under these programs was $150,000, split evenly between the MICP and the achievement of individual performance-related goals, which consisted of financial, strategic and operational objectives. Mr. Anastasi earned 80% (or $60,000) of his targeted individual performance award and was paid under the MICP like other executive officers as described above. The compensation committee believes that Mr. Anastasi's total compensation package for 2001 is near the median for chief executive officers of other companies in Captaris' industry and in related industries.

Option Repricing

     On June 12, 2001, Captaris offered eligible employees and officers the opportunity to exchange outstanding options to purchase shares of Captaris' common stock with an exercise price greater than $10.00 per share for new options with a lower exercise price. The offer was made pursuant to a tender offer that expired on July 10, 2001, and Captaris granted new options in exchange for the tendered options on July 11, 2001. Directors, including the Chief Executive Officer, and employees who, as of April 18, 2001, were no longer officers of Captaris were not eligible to participate in the exchange. Because the exercise prices of the exchanged options were significantly higher than the market value of Captaris' common stock at the time of the exchange, the board of directors determined that it was appropriate to make the offer to exchange the options in order to continue to provide a performance incentive to employees and officers in the form of a benefit of owning options that may increase in value over time, thereby maximizing shareholder value. Captaris replaced the cancelled options at exchange ratios based on the exercise price of the cancelled option, as set forth in the following table:

                                        Number of Shares Subject to    Number of Shares Subject
 Exercise Price of Option Exchanged          Option Exchanged                to New Option
------------------------------------   ----------------------------   --------------------------
          $10.00 to $15.00                         2.0                           1.0
          $15.01 to $20.00                          3.0                           1.0
          $20.01 to $25.00                          4.0                           1.0
           $25.01 or more                           5.0                           1.0

     Pursuant to the exchange program, Captaris cancelled options to purchase an aggregate of 3,125,620 shares and issued new options to purchase an aggregate of 1,298,284 shares. The new options have a term of five years, an exercise price of $2.11 per share, which was the fair market value of our common stock on the day the new options were granted, and vest on a three-year schedule, with 25.0% of the options becoming exercisable six months after the grant date and an additional 2.5% becoming exercisable each month thereafter until the options are fully vested.

     The following table provides information about participation in the option exchange program by Captaris' executive officers:

                                                                                                Length of
                                                                                                Original
                                                  Number of    Market                          Option Term
                                                   Shares     Price of   Exercise               Remaining
                                                 Underlying   Stock on   Price at      New     on Date of
                                       Date of     Options     Date of    Time of    Option     Exchange
Name and Principal Position           Exchange    Exchanged   Exchange   Exchange     Price    (in Months)
------------------------------------ ---------- ------------ ---------- ---------- ---------- ------------
David Sohm .........................  7/11/01      200,000     $2.11      $20.25     $2.11        101
 President of MediaLinq
                                                    50,000                 11.94                  106
 Services Group (1)
                                                   160,000                 12.38                   93
Randall J. Ottinger ................  7/11/01      490,000      2.11       10.69      2.11         83
 Senior Vice President of
                                                    20,000                 20.25                  101
 Corporate Development
 and Strategy (2)
Jeffrey B. deCillia ................  7/11/01       60,000      2.11       11.50      2.11         93
 Senior Vice President,
                                                   120,000                 20.94                  102
 Chief Financial Officer
                                                    40,000                 11.94                  106
 and Secretary (3)
Joseph A. Staples ..................  7/11/01       80,000      2.11       13.13      2.11         91
 Senior Vice President of
 Corporate Marketing and
 Organizational Development (4)
Steven D. Rishel ...................  7/11/01       40,000      2.11       13.13      2.11         92
 Senior Vice President of
 Operations (5)
Max V. Anhoury .....................  7/11/01      120,000      2.11       13.13      2.11         92
 Former Senior Vice
                                                   100,000                 16.13                   99
 President of North
 American Field
 Operations (6)
Anthony J. Praza ...................  7/11/01       50,000      2.11       11.94      2.11        106
 Former Vice President of
 Information Technology and Chief
 Information
 Officer (7)

------------
(1) In exchange for the cancellation of options to purchase an aggregate of 410,000 shares of common stock, Mr. Sohm received a new option to purchase an aggregate of 155,000 shares of common stock under the exchange ratios set forth above.

(2) Mr. Ottinger exchanged options to purchase an aggregate of 510,000 shares of common stock for a new option to purchase an aggregate of 250,000 shares of common stock.

(3) Mr. deCillia exchanged options to purchase an aggregate of 220,000 shares of common stock for a new option to purchase an aggregate of 90,000 shares of common stock.

(4) Mr. Staples exchanged options to purchase an aggregate of 80,000 shares of common stock for a new option to purchase an aggregate of 40,000 shares of common stock.

(5) Mr. Rishel exchanged options to purchase an aggregate of 40,000 shares of common stock for a new option to purchase an aggregate of 20,000 shares of common stock.

(6) Mr. Anhoury exchanged options to purchase an aggregate of 220,000 shares of common stock for a new option to purchase an aggregate of 93,333 shares of common stock. Mr. Anhoury served as an executive officer of Captaris until November 2001, and his employment with Captaris terminated on December 31, 2001.

(7) Mr. Praza exchanged options to purchase an aggregate of 50,000 shares of common stock for a new option to purchase an aggregate of 25,000 shares of common stock. Mr. Praza's employment with Captaris terminated on January 2002.

Section 162(m) Limitations

     Section 162(m) of the Internal Revenue Code of 1986, as amended, includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of Captaris' five highest-paid executives. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Captaris intends to qualify a sufficient amount of compensation to its executive officers so that Section 162(m) will not materially affect Captaris in an adverse way. Compensation from the exercise of options granted to date under Captaris' stock option and equity plans is intended to qualify for this deduction.

                                        Compensation Committee
                                        of the Board of Directors

                                        Robert F. Gilb
                                        Richard J. LaPorte
                                        Robert L. Lovely

Performance Graph

     The following graph compares the cumulative total return to holders of our common stock with the cumulative total return of the Nasdaq US Stock Market Index, JP Morgan H&Q Communications Sector Index and the S&P Smallcap 600 -- Application Software Index for the period beginning December 31, 1996, and ending December 31, 2001, the end of our last fiscal year. We have been informed that, effective April 5, 2002, the JP Morgan H&Q Communications Sector Index is no longer a published index. To replace that index, we selected the S&P Smallcap 600--Application Software Index because we believe it is the most representative index available of the industry in which we compete and, therefore, the most relevant to an assessment of our performance.

                  Comparison of Cumulative Total Return Among
                                Captaris, Inc.
                         Nasdaq US Stock Market Index
                 JP Morgan H&Q Communications Sector Index and
                S&P Smallcap 600 -- Application Software Index

[THE FOLLOWING INFORMATION WAS REPRESENTED AS A BAR CHART IN THE PRINTED
MATERIAL]

                                                                  Cumulative Total Return
                                          -----------------------------------------------------------------------
                                             12/96       12/97       12/98       12/99       12/00       12/01
                                          ----------- ----------- ----------- ----------- ----------- -----------
CAPTARIS, INC.                               100.00      230.61      473.47      767.35      162.25      120.49
NASDAQ STOCK MARKET (U.S.)                   100.00      122.48      172.68      320.89      193.01      153.15
JP MORGAN H & Q COMMUNICATIONS               100.00       94.67      139.77      437.43      278.16      129.55
S & P SMALLCAP 600 APPLICATION SOFTWARE      100.00      109.90      129.53      217.44      148.10      159.10

     Assumes $100 invested in each of Captaris, Inc. common stock, the Nasdaq US Stock Market Index, JP Morgan H&Q Communications Sector Index, S&P Smallcap 600 -- Application Software Index, with all dividends reinvested. The stock price shown above for our common stock is historical and not necessarily indicative of future price performance.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Captaris with copies of all
Section 16(a) forms they file.

     Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that, during fiscal year 2001, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons, except that Mr. Kelley filed a late Form 3 relating to his appointment to our board of directors; Mr. Gilb filed a late Form 5 in connection with a December 2000 option grant; Mr. Ryan filed a late Form 3 relating to his election as an officer of ours and a late Form 4 relating to a December 2000 option grant; and Mr. Campbell filed a late Form 5 in connection with the gift of 16,000 shares to a family trust in February 1999.

                          REPORT OF THE AUDIT COMMITTEE

     The members of the Audit Committee are independent as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. On June 12, 2000, the board of directors adopted a written Audit Committee Charter. The audit committee has reviewed and discussed the audited financial statements for fiscal year 2001 with the management of Captaris. Additionally, the audit committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants' independence. Based on the discussions and reviews noted above, the audit committee recommended to the board of directors that the audited financial statements be included in Captaris' Annual Report on Form 10-K for fiscal year 2001.

                                        The Audit Committee
                                        of the Board of Directors

                                        James S. Campbell
                                        Robert F. Gilb
                                        John A. Kelley, Jr.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Our consolidated financial statements for the year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent auditors.

     The Board of Directors and Audit Committee are aware of recent events concerning Arthur Andersen LLP, who currently serve as our independent auditors. The Committee has reviewed these matters with representatives of the firm and will continue to closely monitor ongoing developments at Arthur Anderson LLP and will change the appointment of auditors at any time during the year, if the committee determines that such a change would be in the best interest of the Company and it's shareholders. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions

     The aggregate fees billed for professional services rendered by Arthur Andersen LLP for fiscal year 2001 are as follows:

     (1) Audit Fees ......................................................  $142,000
     (2) Financial Information and Systems Design and Implementation Fees        -0-
     (3) All Other Fees (for all other services)
            Audit-related Fees (1) .......................................  $ 17,560
            Other Fees (2) ...............................................  $ 95,550
                                                                            --------
             Total All Other Fees ........................................  $113,110

------------
(1) Audit-related fees include services traditionally performed by the auditor, such as employee benefit plan audits, accounting consultations and consents.

(2)  Consists primarily of tax-related services.

     The audit committee has considered whether the provision of financial information and systems design and implementation services and other services is compatible with maintaining the independence of Arthur Andersen LLP.

                                 OTHER BUSINESS

     The board of directors does not intend to present any business at the annual meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                              SHAREHOLDER PROPOSALS

     Under the SEC's proxy rules, shareholder proposals that meet certain conditions may be included in Captaris' proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at Captaris' 2003 annual meeting must give notice of the proposal to Captaris no later than December 17, 2002 to be considered for inclusion in the proxy statement and form of proxy relating to the 2003 annual meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to Captaris no earlier than February 8, 2003 and no later than March 10, 2003 pursuant to Captaris' bylaws. Receipt by Captaris of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in Captaris' proxy materials or its presentation at the 2003 annual meeting, as such proposals are subject to certain requirements and restrictions set forth in the proxy rules and Captaris' bylaws. For such proposals that are not timely filed, Captaris retains discretion to vote proxies it receives. For such proposals that are timely filed, Captaris retains discretion to vote proxies it receives provided that (a) it includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (b) the proponent does not issue a proxy statement.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

     A copy of Captaris' 2001 Annual Report to Shareholders, which includes Captaris' Annual Report on Form 10-K for the fiscal year ended December 31, 2001, accompanies this Proxy Statement. Additional copies may be obtained from the Secretary of Captaris, at 11410 N.E. 122nd Way, Kirkland, Washington 98034.

                                  By Order of the Board of Directors,

                                  Jeffrey B. deCillia
                                  Senior Vice President, Chief Financial Officer and Secretary

Kirkland, Washington
April 15, 2002

                                 CAPTARIS, INC.

     PROXY FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 9, 2002. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPTARIS.

     The undersigned hereby appoint(s) David P. Anastasi and Jeffrey B. deCillia, and each of them, as Proxies with full power of substitution and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Captaris, Inc. held of record by the undersigned on March 19, 2002 at the 2002 Annual Meeting of Shareholders to be held at The Bellevue Club Hotel, 11200 Southeast 6th Street, Bellevue, Washington, at 8:30 a.m. on Thursday, May 9, 2002, with authority to vote upon the following matters and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

     In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR THE NOMINEES" SET FORTH BELOW.

     The undersigned acknowledges receipt from Captaris prior to the execution of this Proxy of a Notice of Annual Meeting of Shareholders and a Proxy Statement dated April 15, 2002.

     IMPORTANT - Please Date and Sign on the Other Side.


                              FOLD AND DETACH HERE.

                                             Please mark your votes as indicated
                                                            in this example: |X|

1.   ELECTION OF DIRECTORS                                          FOR all                WITHHOLD AUTHORITY
                                                                    nominees            to vote for all nominees
     Election of the following nominees to serve for a three-         |_|                          |_|
     year term and until successors are elected and qualified:

     Bruce L. Crockett
     Richard J. LaPorte
     Robert L. Lovely

     Instruction: To withhold authority for any individual nominee, print the nominee's name in the following space:

     --------------------------------------------------------------------------

I plan to attend the Annual Meeting [__].

                                        Please sign below exactly as your name
                                        appears on your stock certificate. When
                                        shares are held jointly, each person
                                        must sign. When signing as attorney,
                                        executor, administrator, trustee or
                                        guardian, please give full title as
                                        such. An authorized person should sign
                                        on behalf of corporations, partnerships
                                        and associations and give his or her
                                        title.

                                        Dated: _____________________, 2002


                                        ----------------------------------------
                                        ----------------------------------------
                                                                       Signature


                                        ----------------------------------------
                                        ----------------------------------------
                                                       Signature if held jointly


     YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL HELP SAVE
                 THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.

                              FOLD AND DETACH HERE.